Exhibit 21.1

NEOMAGIC CORPORATION

SUBSIDIARIES

(All 100% Owned)

Name	Jurisdiction of Incorporation
NeoMagic Israel Ltd.	Israel

NeoMagic Semiconductor India Private Ltd.	India